Exhibit 99.4

Roth CH Acquisition I Co. Parent Corp.
888 San Clemente Drive, Suite 400

Newport Beach, CA 92660

Consent to Reference in Prospectus

Roth CH Acquisition I Co. Parent Corp. (the “Company”) is filing a Registration Statement on Form S-1 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to the reference to me in the prospectus included in such Registration Statement as a future member of the board of directors of the Company.

Date: November 25, 2020

By:	/s/ Tanya Burnell
Name: Tanya Burnell